Exhibit 99.2

January 6, 2014

To Our Valued Business Partners:

We are pleased to announce that we have entered into an agreement to merge with a subsidiary of ACP Re, Ltd., (“ACP Re”) a privately owned Bermuda-based reinsurance company rated “A-” by A.M. Best. The controlling shareholder of ACP Re is a trust established by the founder of AmTrust Financial Services, Inc. (rated “A” by A.M. Best) (“AmTrust”), Maiden Holdings, Ltd. and National General (rated “A-” by A.M. Best). Attached please find our press release announcing this transaction.

We expect our merger with ACP Re will close sometime in the summer of 2014. In the interim, we will address our ratings downgrade by partnering with the insurance company affiliates of AmTrust and National General.

Specifically, we have reached an agreement with AmTrust on Tower’s commercial lines business and National General on Tower’s personal lines business whereby, subject to receipt of necessary regulatory approval, those companies will provide 100% quota share reinsurance and a cut-through endorsement (the “Cut Through Reinsurance Agreement”) to cover all new and renewal commercial and personal lines business. In addition, AmTrust and National General have been granted a 10-day option to reinsure on a prospective basis not less than 60% of the unearned premium reserves related to our in-force commercial and personal lines business, respectively, also on a cut-through basis and subject to receipt of necessary regulatory approvals. We understand that AmTrust and National General expect to exercise the option and reinsure most of the unearned premium reserves.

Further, we understand that ACP Re has entered into agreements with AmTrust and National General whereby AmTrust will acquire certain Tower insurance companies and assume Tower’s Commercial Lines Business and National General will acquire certain Tower insurance companies and assume Tower’s Personal Lines Business. We also understand that ACP Re expects the closing of its sale of these insurance companies and businesses to AmTrust and National General to occur concurrently with the merger with ACP Re’s subsidiary.

We recognize that our current situation has been extremely difficult for you, our valued business partners. During these difficult times, we were very encouraged and deeply moved by, and immensely appreciative of, the support you have provided us. We believe this solution will enable us to provide the highest level of financial security to you and your customers. Rest assured that all of us at Tower as well as our new business partners will do everything possible to work with you to make this transition as smooth as possible.

In closing, I would like to thank you for your continued support and to wish you and your families a happy and healthy new year.

Sincerely,

/s/ Michael H. Lee

Michael H. Lee

Chairman, President and Chief Executive Officer